UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2015

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 20, 2015, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), through subsidiaries of its operating partnership, completed the acquisition (the “Acquisition”) of a Class B+ office and flex business center and an adjacent Class A office building (the “Properties”) for a total initial cost of $130.6 million. NorthStar Income II acquired the Properties through a joint venture (the “Joint Venture”) with Steelwave, LLC (“Steelwave”), a vertically integrated real estate investment manager, owner and operator. NorthStar Income II owns a 95% interest in the Joint Venture, which acquired the Properties from Teachers Insurance and Annuity Association of America, an unaffiliated third party. In connection with the Acquisition, NorthStar Income II invested approximately $45.7 million of equity, including closing costs, with proceeds from its ongoing initial public offering.

The Properties total 717,702 square feet and are located in Bothell, Washington, in close proximity to major highways with convenient access to regional demand drivers, including corporate headquarters and other major commercial operations. As of June 30, 2015, the Properties were 73% leased to 70 tenants, with a remaining weighted average lease term of 4.2 years. The Joint Venture plans to invest approximately $14.9 million in capital and tenant improvements to the Properties, including lobbies, corridors and conference rooms.

Pursuant to the limited liability company agreement of the Joint Venture (the “JV Agreement”), NorthStar Income II is the manager and controls the Joint Venture’s business and affairs, subject to Steelwave’s consent with respect to certain major decisions. Steelwave will manage the day-to-day operations of the Properties. The JV Agreement also contains customary terms and conditions, including distributions on a pro rata basis subject to certain performance thresholds and certain forced sale and other liquidity provisions.

In connection with the Acquisition, the Joint Venture, through a subsidiary (the “Borrower”), obtained senior debt financing with an initial term of three years and a principal amount of approximately $82.5 million, with up to an additional $14.9 million of future funding commitments (the “Senior Borrowing”). The Senior Borrowing bears a floating interest rate of 1.9% over the one-month London Interbank Offered Rate and contains standard representations, warranties and covenants contained in transactions of this type. Although recourse for repayment of the Senior Borrowing is generally limited to the Borrower’s assets, Steelwave provided a “non-recourse carveout” guaranty relating to certain obligations of the Borrower under the loan agreement and related documentation. NorthStar Income II’s operating partnership has agreed to indemnify Steelwave for certain of Steelwave’s liabilities under such guaranty.
Safe Harbor Statement
This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the Borrower’s ability to comply with the terms of the Senior Borrowing; the impact to NorthStar Income II of any actions taken by Steelwave regarding the Properties; Steelwave’s ability to successfully manage the Properties; the Joint Venture’s ability to complete planned capital improvements to the Properties; Steelwave’s ability to fund any obligation pursuant to the non-recourse carve-out guarantee; NorthStar Income II’s potential liability arising from its operating partnership’s indemnity of Steelwave; the impact of any losses from the Properties on cash flow and returns; market rental rates and property level cash flow; the ability to renew leases on favorable terms and maintain occupancy; changes in market demand and rental rates for office and flex properties in and around Bothell, Washington; future property values; the impact of any losses from NorthStar Income II’s investments on cash flow and returns; changes in economic conditions generally and the real estate and debt markets specifically; availability of capital; the ability to achieve targeted returns; changes to generally accepted accounting principles; policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: August 26, 2015	By:	/s/ Jenny B. Neslin
Jenny B. Neslin
General Counsel and Secretary

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